INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT effective as of the 22nd day of August, 2008 by and among Old Mutual Capital, Inc., a Delaware corporation (the “Adviser”), Heitman Real Estate Securities LLC, a Delaware limited liability company (the “Sub-Adviser”), and Old Mutual Funds III, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to the Investment Advisory Agreement dated effective August 22, 2008, between the Adviser and the Trust (the “Advisory Agreement”), the Adviser acts as investment adviser for the Old Mutual Heitman Global Real Estate Securities Fund, a series fund of the Trust (the “Fund”); and

WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of all of the assets of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.         Subject to supervision and oversight by the Adviser and the Trust's Board of Trustees (the “Board”), the Sub-Adviser shall manage (i) the investment operations of the Fund, and (ii) the composition of the Fund’s investment portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings and agreements:

(a)       The Sub-Adviser shall have discretion and authority to supervise and direct the Fund's investments and, except to the extent delegated to a sub-sub-adviser as approved by the Board and by shareholders if required under the 1940 Act (a “Sub-Sub-Adviser”), shall determine from time to time what investments and securities will be purchased, exchanged, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested in cash.

(b)       In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act, and shall cause its Sub-Sub-Advisers to act, in conformity with the Trust’s Prospectus and with the instructions and directions of the Adviser and of the Board, and will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time. Adviser agrees to provide Sub-Adviser with copies of all amendments to the written

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investment objectives, policies, procedures and restrictions of the Fund promptly on the date on which such amendments or related filings are made with the Securities and Exchange Commission (the “SEC”) or other regulatory body.

(c)       The Sub-Adviser shall determine, and/or shall cause its Sub-Sub-Advisers to determine, the securities to be purchased or sold with respect to the Fund and will place, and will cause its Sub-Sub-Advisers to place, orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in such Fund's Prospectus or as the Board or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Fund with investment supervision, the Sub-Adviser will give primary consideration to seeking best execution in accordance with applicable laws and regulations and the policies set forth in the Forms ADV of the Sub-Adviser and each of its Sub-Sub-Advisers, as applicable. Within the framework of this policy, the Sub-Adviser and its Sub-Sub-Advisers may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's and/or its Sub-Sub-Advisers’ other clients may be a party. It is understood that it is desirable for the Fund that the Sub-Adviser and its Sub-Sub-Advisers have access to (i) supplemental investment and market research and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser and its Sub-Sub-Advisers are authorized to place orders for the purchase and sale of securities on behalf of the Fund with brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser and its Sub-Sub-Advisers in connection with their services to other clients.

On occasions when the Sub-Adviser or either of its Sub-Sub-Advisers deems the purchase or sale of a security to be in the best interest of the Fund as well as its other clients, the Sub-Adviser or such Sub-Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser or such Sub-Sub-Adviser, as applicable, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund in question and to such other clients.

(d)       Except as expressly otherwise provided in this Agreement and notwithstanding its engagement of any Sub-Sub-Advisers, the Sub-Adviser is responsible to the Adviser and the Trust, solely with respect to the Fund and not any other series fund of the Trust, for all services to be provided under this Agreement, it being understood and agreed that the Sub-Adviser shall be fully liable to the Adviser and the Trust for the acts and

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omissions of all Sub-Sub-Advisers as though such acts and omissions were those of the Sub-Adviser.

(e)       The Sub-Adviser at its expense will make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as well as the portfolio managers and other appropriate personnel of its Sub-Sub-Advisers, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Fund and to consult with the Board and Adviser regarding the Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser upon request relating to the investment strategies it and its Sub-Sub-Advisers employ. The Sub-Adviser and its personnel shall also cooperate fully, and shall cause its Sub-Sub-Advisers and their personnel to cooperate fully, with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

(f)        In accordance with procedures adopted by the Board as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all Fund securities. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers, for the provision of valuation information or prices for securities for which prices are deemed by the Adviser or Trust’s administrator not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will, and will cause its Sub-Sub-Advisers to, assist the Trust and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund’s net asset value per share.

(g)       The Sub-Adviser at its expense will provide the Adviser and/or the Trust’s Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as well as the duties of its Sub-Sub-Advisers as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations by the Sub-Adviser or any Sub-Sub-Adviser of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s or any Sub-Sub-Adviser’s compliance policies and procedures that pertain to the Fund, as well as any change in the Sub-Adviser’s or any Sub-Sub-Adviser’s portfolio manager(s) of the Fund.

(h)       Unless otherwise directed by the Adviser or the Board, the Sub-Adviser and its Sub-Sub-Advisers will vote all proxies received in accordance with the Trust’s proxy voting policy or, if the Sub-Adviser or any Sub-Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s or Sub-Sub-Adviser’s proxy voting policy, as applicable. The Adviser shall instruct the Fund’s custodian, Bank of New York, as trustee or custodial agent or its nominee (the "Custodian"), to forward or cause to be

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forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Fund or its designated agent such proxy voting information as is necessary for the Fund to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(i)        The Sub-Adviser represents and warrants that it and each of its Sub-Sub-Advisers has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the Sub-Adviser’s or either Sub-Sub-Adviser’s code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of such code of ethics or procedures and sanctions imposed in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s and each Sub-Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(j)        The Sub-Adviser will review, and will cause its Sub-Sub-Advisers to review, draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each of its Sub-Sub-Advisers and their respective officers and portfolio managers will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

(k)       The Sub-Adviser shall maintain, and shall cause each Sub-Sub-Adviser to maintain, all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Board such periodic and special reports as the Board may reasonably request.

(l)        The Sub-Adviser shall provide, and shall cause each Sub-Sub-Adviser to provide, the Custodian on each business day with information relating to all transactions concerning the Fund’s assets and shall provide, and shall cause each of its Sub-Sub-Advisers to provide, the Adviser with such information upon request of the Adviser.

(m)      The Sub-Adviser shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it and each of its Sub-Sub-Advisers maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund and will cause each Sub-Sub-Adviser to surrender promptly to the Fund, any of such records upon the Fund's request; provided, however, that the Sub-

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Adviser and/or its Sub-Sub-Advisers, as applicable, may retain a copy of such records. The Sub-Adviser further agrees to preserve, and agrees to cause each of its Sub-Sub-Advisers to preserve, for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by any of them pursuant to paragraph 1(a) of this Agreement.

(n)       The Sub-Adviser shall be permitted to use all performance results related to its management of the Fund in any of the Sub-Adviser’s marketing, advertising or client reports. This section will survive any termination of this Agreement.

(o)       The Sub-Adviser shall assist with and facilitate the Adviser’s and/or the Board’s communications with the Sub-Sub-Advisers. To the extent permitted by applicable law and consistent with their fiduciary duties, the Adviser and/or the Board, as applicable, shall address all correspondence and communications care of (c/o) the Sub-Adviser, and shall provide the Sub-Adviser the opportunity to participate in any communications with such Sub-Sub-Advisers.

2.         The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3.         The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)       The Declaration of Trust of the Trust, as filed and in effect on the date hereof and as amended from time to time;

(b)       The by-laws of the Trust as in effect on the date hereof and as amended from time to time;

(c)       Certified resolutions of the Board authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

(d)       Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on Form N-1A (the “Registration Statement”), as filed with the SEC relating to the Fund and shares of the Fund’s beneficial shares, and all amendments thereto;

(e)	Prospectus of the Fund;

(f)	Copies of reports made by the Fund to its shareholders; and

(g)       Copies of any relevant Trust or Fund policies or guidelines established by the Adviser or Board that relate to the services provided by Sub-Adviser hereunder.

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Adviser shall furnish Sub-Adviser with any further documents, materials or information that Sub-Adviser reasonably may request to enable it to perform its duties pursuant to this Agreement.

4.         For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Fund, the Adviser will pay to the Sub-Adviser as full compensation therefor a sub-advisory fee at an annual rate equal to a percentage of the Fund’s average daily net assets, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser's advisory fee from the Fund. This fee will be computed daily and paid to the Sub-Adviser monthly.

5.         The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or any of its Sub-Sub-Advisers in the performance of its or their duties or from reckless disregard of its or their obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Section 5 or elsewhere in this Agreement shall constitute a waiver by the Adviser or by the Fund of any of their respective rights under applicable U.S. federal securities laws whose applicability is not permitted to be contractually waived.

6.         This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act provided, however, that this Agreement may be terminated (a) on behalf of the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties or (d) by the Sub-Adviser without the payment of any penalty, on not less than 30 days' written notice to the other parties concurrently with the refusal by the Trustees of the Trust or the Adviser, as applicable, to approve the continued engagement by the Sub-Adviser of any Sub-Sub-Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.         Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s or any of its Sub-Sub-Adviser’s respective partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's or any Sub-Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

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8.         During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund, the Trust or the public that refers to the Sub-Adviser or any Sub-Sub-Adviser or any of their respective clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser or its Sub-Sub-Advisers, their services and their clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser, their Sub-Sub-Advisers, their clients or their services in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

9.         (a)       Sub-Adviser hereby confirms to the Adviser and the Trust that Sub-Adviser and each of its Sub-Sub-Advisers are registered as an investment adviser under the Advisers Act, that Sub-Adviser has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Sub-Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Sub-Adviser in accordance with its terms.

(b)       Adviser hereby confirms to Sub-Adviser that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Adviser has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

(c)       The Trust hereby confirms to Sub-Adviser, and Sub-Adviser hereby acknowledges, that the Trust is registered as an open-end investment company under the 1940 Act and is or shall be subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

10.       No Trustee or Shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

11.       No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Fund.

12.       This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any

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provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware.

13.       This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

14.       Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.       Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Old Mutual Capital, Inc.
4643 South Ulster Street, Suite 600
Denver, CO 80237
Attention: President

To the Sub-Adviser at:

Heitman Real Estate Securities LLC
191 North Wacker Drive, Suite 2500
Chicago, IL 60606
Attention: Managing Director

With a copy to:

Heitman Real Estate Securities LLC
191 North Wacker Drive, Suite 2500
Chicago, IL 60606
Attention: Chief Legal Counsel

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                                                   To the Trust or the Fund at:

Old Mutual Funds III
4643 South Ulster Street, Suite 600
Denver, CO 80237
Attention: President

16.       Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

	OLD MUTUAL FUNDS III		OLD MUTUAL CAPITAL, INC.

By:	/s/ Robert T. Kelly	By:	/s/ Mark E. Black
Name:	Robert T. Kelly	Name:	Mark E. Black
Title:	Treasurer	Title:	Chief Financial Officer

HEITMAN REAL ESTATE SECURITIES LLC

By:	/s/ Timothy J. Pire
Name:	Timothy J. Pire
Title:	Managing Director

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SCHEDULE A

DATED AUGUST 22, 2008

TO

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

HEITMAN REAL ESTATE SECURITIES LLC,

OLD MUTUAL CAPITAL, INC.

AND

OLD MUTUAL FUNDS III

DATED AUGUST 22, 2008

FUND	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $500 million	$500 million to less than $1 billion	$1.0 billion or greater

Old Mutual Heitman Global Real Estate Securities Fund	0.65%	0.6375%	0.625%

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